Exhibit 5.3

[LETTERHEAD OF BRUNINI, GRANTHAM, GROWER & HEWES, PLLC]

April 30, 2003

The Board of Directors of
Trustmark Corporation
248 East Capitol Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

     We are acting as counsel to Trustmark Corporation, a Mississippi corporation (the “Company”), in connection with the shelf registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-104566) initially filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2003, and amended on April 30, 2003, (such Registration Statement, as the same may be amended from time to time, is herein referred to as the “Registration Statement”), with respect to the Company’s common stock, no par value (the “Common Securities”).

     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that each of the parties (other than the Company) has duly authorized, executed and delivered the documents to which it is a party.

     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(1)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi.

(2) When, as and if: (i) the Registration Statement shall have become effective pursuant to the Securities Act, (ii) the appropriate corporate action has been taken by the Company to authorize the issuance of the Common Securities and fix or otherwise determine the consideration to be received for such Common Securities, (iii) any legally required consents, approvals, authorizations and other orders of the Commission and other regulatory authorities are obtained, (iv) such Common Securities with terms so fixed shall have been duly sold, issued and delivered by the Company against payment therefor in accordance with such corporate action and as contemplated by the Registration Statement and assuming compliance with the Securities Act, and (v) certificates evidencing shares of the Common Securities have been duly executed by the duly authorized officers of the Company in accordance with applicable law, then, upon the happening of such events, such Common Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection of liquidated damages or penalties.

     We are members of the bar of the State of Mississippi. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of Mississippi and the Federal law of the United States of America.

     We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Brunini, Grantham, Grower & Hewes, PLLC

Robert D. Drinkwater